                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         Atlas Pipeline Partners, L.P.

                                                                                                           INCEPTION
                              SIX MONTHS                     YEAR ENDED DECEMBER 31,                        THROUGH
                                ENDED         ---------------------------------------------------------   DECEMBER 31,
EARNINGS:                    JUNE 30, 2005        2004           2003           2002           2001           2000
                            ----------------  ------------   ------------   ------------   ------------   ------------
Income before income tax
  expense                   $      7,839      $     18,334   $      9,639   $      5,398   $      8,556   $      6,625
Fixed charges                      5,623             2,575            341            317            239              9
                            ------------      ------------   ------------   ------------   ------------   ------------
Total                             13,462            20,909          9,980          5,715          8,795          6,634
                            ------------      ------------   ------------   ------------   ------------   ------------

FIXED CHARGES:
Interest cost and debt
  expense                          5,312             2,301            258            250            176              9
Interest allocable to
  rental expense (1)                 311               274             83             67             63              -
                            ------------      ------------   ------------   ------------   ------------   ------------
Total                       $      5,623      $      2,575   $        341   $        317   $        239   $          9
                            ============      ============   ============   ============   ============   ============

RATIO OF EARNINGS TO
FIXED CHARGES                        2.4               8.1           29.3           18.0           36.8          737.1
                            ============      ============   ============   ============   ============   ============

(1) Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.